DISTRIBUTION AGREEMENT

This Distribution Agreement (together with its related exhibits, the “Agreement”) is made and executed this 26th Day of March 2010 the “Effective Date”) by and between OXYSURE® SYSTEMS, INC. (“OxySure” or “OxySure®”), a Delaware corporation with its primary place of business located at 10880 John W. Elliott Drive, Suite 600, Frisco, Texas, 75034 USA and Afritex Medical products Pty) Limited (the “Distributor”), with registered business address at c/o Nolands, Noland House, Liesbeeck Parkway, Mowbray 7700 Cape Town, South Africa.

OxySure® and Distributor intend to establish Distributor as a distributor of those products (the “Products”) identified in Exhibit A within the territory (the “Territory”) and channel (the “Channel”) identified in Exhibit B.  Accordingly, OxySure® and Distributor agree as follows:

1.	Appointment and Term

1.1
For the term of this Agreement, OxySure® appoints Distributor as an exclusive distributor, subject to the limited reservation of Section 1.3, for the Products in the Territory and Channel.  Distributor’s appointment is for a term of one (1) year from the Effective Date (the “Initial Term”).  This Agreement shall automatically renew for additional consecutive one (1) year terms (each a “Renewal Term”), unless sooner terminated pursuant to the terms hereof.

1.2
The appointment of Distributor is personal to Distributor and accordingly (a) the rights, duties and privileges of Distributor under this Agreement are not assignable in any way whatsoever without the prior written consent of OxySure®. This provision notwithstanding, Distributor may appoint any other party to act as sub-distributor(s) or reseller(s) of Products in the Territory, provided that such sub-distributors) or reseller(s) are substantially bound by the terms and conditions in this agreement.

2.	Distributor Responsibilities

2.1
Both parties acknowledge that open communications and the sharing of information are important to fully develop the market, gain insight into the market’s needs and develop appropriate market strategies.  It is a further desire of OxySure® to facilitate an open and direct communication between the end-user customer (“Customer”) and OxySure®.  To this end, the parties agree to cooperate and openly communicate with each other in furtherance of these objectives, and Distributor further agrees to use its best efforts to facilitate such communication and contact between Customers and OxySure®.

2.2
Distributor will use its best efforts to develop the Territory and Channel market and promote the sales of Products within the Territory and Channel.  Distributor will not, without OxySure’s prior written consent, which consent shall not be unreasonably withheld, (a) either advertise the Products for sale or sell the Products outside the Territory or Channel, or (b) advertise the Products for sale inside the Territory or Channel if the Products are ultimately destined for delivery outside the Territory or Channel or to someone whom Distributor has reason to believe will use the Products or resell them outside the Territory or Channel.

2.3
Distributor will maintain sufficient inventory of Products to enable the prompt delivery of Products to its Customers.  In addition, Distributor must comply, at a minimum, with the Minimum Net Purchases requirement set forth in Section 4.

2.4
Distributor will maintain an adequately trained sales organization and/or a network of sub-distributors and resellers, which will include at least one OxySure® Product specialist, to enable Distributor to fulfill its obligations under Section 2.2 of this Agreement.  Distributor will further maintain an organized and well stocked collection of technical and marketing information and materials for distribution to prospective Customers.  Distributor shall cover the Territory and Channel with diligent, adequate and reasonable sales activities, including advertising, distribution of technical and sales materials, exhibitions, demonstrations and other methods of promoting sales of the Products.  Distributor will bear all expenses incurred in connection with these activities.

2.5
Distributor will employ and maintain sufficiently trained personnel to provide technical support for the Products, such support including, but not being limited to, the use and limited maintenance of the Products.  Distributor and OxySure® will cooperate to ensure such personnel become and remain adequately trained and qualified pursuant to Section 3.2.

2.6
Distributor will maintain a reasonable number of demonstration Products for demonstration to prospective and existing Customers.  Distributors will obtain prior approval by OxySure® before any demonstration Product is sold or transferred to a Customer.

2.7
OxySure® does not authorize Distributor to make, and will not Distributor make, any guaranty or warranty with respect to any Product.  OxySure® will provide all Product warranties, if any, directly and in writing to the Customer.  Distributor will make no representations as to Product quality, performance, capabilities and the like except as OxySure expressly authorizes in writing, such as through published, product specifications.

2.8	Distributor agrees to avoid all activities that might place Distributor in a position of adverse interest or divided loyalty with OxySure® or Distributor’s obligations as defined herein.

2.9	In addition to Section 8, Distributor will provide to OxySure® upon discovery by Distributor and, on OxySure’s request, any information regarding:

(a)  the infringement, perceived infringement, unauthorized manufacture, use or marketing or misuse of OxySure’s intellectual property, Proprietary Information (as defined in Section 10 below), and/or Products;

(b)	activities within the Territory or Channel marketplace that affect the sales of the Products;

(c)	any inquiries or orders for any of the Products to be delivered outside the Territory or Channel or for delivery in the Territory or Channel for ultimate use outside the Territory or Channel;

(d)	any observations concerning recurrent issues with the Products;

(e)	any changes in the management or ownership of Distributor; and

(f)
in the event Distributor learns of information relating to an alleged malfunction of or an infliction of an injury by a Product, Distributor shall promptly notify OxySure® and provide all known information as well as assist OxySure® in any reasonable investigation concerning such allegations. Distributor will abide by all Distributor-specific governmental reporting requirements as imposed by the United States Food and Drug Administration or any other relevant local, state or federal governmental body.

2.10
Distributor will maintain information regarding the sale of each Product, including, but not limited to:  Customer names and addresses, product identification information (including but not limited to lot numbers, batch numbers, SKU numbers, and expiration dates) and a description of the products provided.  Distributor will also maintain all books of accounts, documents, correspondence, records, or the like, relating to any transaction involving the Products.  In the event OxySure® desires to communicate regulatory or other information to Customers, or otherwise notify Customers for any reason, Distributor will use the Customer information that it maintains to send such notice or communication on behalf of OxySure® in a timely manner.  Further, Distributor will make such Customer information available to OxySure® to the extent necessary for OxySure® to comply with relevant laws, rules, regulations, and judicial or administrative orders.

2.11
Distributor shall furnish to OxySure® copies of all proposed advertising, technical, sales, and other materials relating to the Products and refrain from using and/or discontinue the use of any such materials which in the sole opinion of OxySure® are false or misleading or may subject OxySure® to liability.

2.12	Distributor agrees to carry out all of its obligations to OxySure® promptly and in good faith. Time is of the essence in this Agreement.

2.13
Distributor shall not take any action that may result in denigrating, tarnishing or otherwise adversely affecting the reputation or goodwill of OxySure®. Without limiting the foregoing, Distributor agrees that it shall not (a) explicitly or implicitly misrepresent any feature or function of the Product, (b) make unauthorized claims or statements related to the Products, or (c) make any false statements related to the Product or OxySure®.

2.14
In performing its obligations hereunder, Distributor shall comply with any and all relevant laws, rules, regulations, and restrictions, including, but not limited to, any that may be specifically applicable to the Products and the sale thereof.

2.15
Distributor may not market, promote, distribute, advertise, offer, sell or otherwise provide any Product through a Web site, email communications, or other electronic method or medium unless each of the parties have executed the “Internet Distribution Attachment” attached to this Agreement.  Notwithstanding the foregoing, Distributor may provide Product materials, pricing and invoices via email to a Customer, provided that such email communications are in response to direct Customer inquiries and are not part of a marketing or other promotional campaign or effort.

3.         OxySure’s Responsibilities

3.1
OxySure® will provide such technical and marketing information as OxySure® deems appropriate, or upon Distributor’s request.  Any applicable costs for printed materials shall be borne by Distributor, unless otherwise agreed by the parties.

3.2
OxySure® will provide training in the use, limited maintenance and technical aspects of the Products, including supplemental training relating to new products as such are introduced, at OxySure’s place of business identified hereinabove or as otherwise agreed by the parties.  The cost of transportation, meals, and lodging during the training shall be borne by the Distributor.

3.3
OxySure® will be under no obligation to Distributor to manufacture, sell or supply, or to continue to manufacture, sell or supply any of the Products, or to continue or modify any model or type of any of the Products.

3.4
OxySure® agrees to carry out all its obligations to the Distributor promptly and in good faith, and shall use commercially reasonable efforts to support Distributor’s authorized sales efforts in the Territory and Channel.

4.         Minimum Net Purchases

Distributor shall purchase, in the specified period, no less than the amount of the Minimum Net Purchases (herein so called) set forth in Exhibit C.  To qualify as a distributor, an Initial Purchase Order shall accompany a signed Agreement, with payment for said initial purchase order, and the size of such initial purchase order is set out in Exhibit C. Exhibit C will be amended at the beginning of each year, subject to continuation of this Agreement as provided herein, to reflect the agreed upon Minimum Net Purchases for the succeeding year.  In the event the parties are unable to agree on the Minimum Net Purchases for any Renewal Term no less than thirty (30) days prior to the commencement of such Renewal Term, OxySure® shall have the right to establish the Minimum Net Purchases for such Renewal Term. In the event Distributor does not purchase the agreed upon Minimum Net Purchases in the Initial Term or any Renewal Term, Distributor shall be in default under this Agreement for cause.

5.         Products, Pricing, Packaging, Title

5.1
OxySure® may, in its sole discretion, effect any change with respect to a Product or amend the Products offerings set forth on Exhibit A, provided, that with respect to any material change (e.g., amending the Product offerings set forth on Exhibit A, OxySure® shall provide Distributor with ninety (90) days prior written notice.  OxySure® will continue to honor orders for any Products removed from Exhibit A for three (3) months after the removal date provided (a) the orders are submitted to fill quotes outstanding on or before the date of removal of such Product(s), and (b) the removed Products have not been discontinued and are no longer available.

5.2	Prices for Products will be as set forth on Exhibit G, as amended from time to time by OxySure’s official price list (“Product Price List”).

5.3
Any suggested resale prices shown in the Product Price List are to be construed as a guideline only.  The Distributor is free to determine its own resale prices of the Products. Notwithstanding the immediately preceding sentence, Distributor may not publish or display a price lower than the manufacturer suggested resale prices (MSRP) shown on the Product Price Lists on (a) any Internet site, unless the parties have executed the Internet Distribution Attachment set forth on Exhibit H, (b) any email advertisement, or (c) any newspaper, newsletter, magazine or other published source provided to more than 25 people.  Further, Distributor will clearly state whether pricing is based on bulk or bundled purchases.  Distributor shall avoid any pricing policies that would adversely affect the image of the Products.

5.4	Distributor will abide by those terms for payment as set forth in Exhibit D.

5.5
Any credits issued by OxySure® will be handled as a separate financial transaction from the original invoice, and payments under the invoice may not be withheld or delayed because of any credit.  Distributor shall not reduce any payment to OxySure® to account for an anticipated, disputed or unauthorized credit.  For credit, Distributor will submit a written credit request within thirty (30) days from the date of Distributor’s invoice for the related transaction.  Any credit request will be based on the price shown on the then current Product Price List, or the actual net price paid by Distributor, whichever is lower.  Upon notification by OxySure® of a discrepancy in a credit request, Distributor has thirty (30) days to resolve such discrepancy and pay any amount due to OxySure®.

5.6	All Products shall be delivered to Distributor F.O.B. OxySure’s principal place of business.

6.         Returns

Distributor may return Products in accordance with (a) any applicable limited warranty, if effective (see Section 7.1), or (b) the return policy set forth in Exhibit E.  OxySure® may amend or change its return policy upon thirty (30) days written notice to Distributor.

7.         Limited Warranty and Warranty Service

7.1
OxySure® provides a Customer limited warranty for the Products.  The terms of the Customer limited warranty are set forth in the documentation provided with the Products, a copy of such being provided in Exhibit F.  Upon any amendment of or addition to the end user limited warranty, OxySure® shall provide Distributor with written notice of such change.  Distributor shall strictly comply with the terms and provisions of Section 2.7 relating to the issuance of warranties, guaranties or representations.  OXYSURE MAKES NO OTHER WARRANTIES OF ANY KIND WHATSOEVER WITH REGARD TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.2
Distributor shall not repair, attempt to repair, modify, attempt to modify, or the like, any Products.  Distributor shall return any defective or allegedly defective Product to OxySure® for assessment and repair (if applicable).

7.3
For the purpose of technical support, OxySure® hereby grants Distributor a license to use any OxySure-provided Proprietary Information supplied to carry out its obligations under this Agreement.  Such Proprietary Information, or any copies or versions in any form or language, shall in all cases remain the property of OxySure.  The confidentiality of such Proprietary Information is governed by Section 10.

8.         Reports and Audits

8.1	Intentionally omitted.

8.2
Distributor shall provide OxySure® with an annual market survey and other written reports from time to time upon OxySure’s reasonable request and specification.  Such reports shall address account strategies, account conditions, Customer feedback and evaluations, or other like information.

8.3	Intentionally omitted.

9.        Distributor’s Financial Condition

9.1	Intentionally omitted.

9.2
If Distributor is placed on credit hold, OxySure® may ship direct to Customers.  OxySure® will provide Products to Customers at OxySure’s suggested resale price (unless OxySure® is otherwise notified of a differing Distributor resale price) (the “Customer Price”).  The Customer will be billed directly by OxySure®.  For shipments made to fulfill Customer orders submitted through Distributor, the difference between the Customer Price and the price OxySure® sells to Distributor, from the then-current Product Price List, will be applied against any Distributor arrearages (“Withholding”).  No amounts will be applied to arrearages if a Customer orders directly from OxySure® or another distributor, even if Distributor typically services that Customer’s account.  Neither Withholdings nor shipments to existing Customers under the limited scope of this provision will be construed as a breach of this Agreement.  Direct shipments to Customers under this provision shall not relieve Distributor of any obligations to further develop the Territory, Channel or the accounts therein, or support those Customers to which the direct shipments are made.

9.3
In the even OxySure® elects to establish a credit account for the Distributor, Distributor will provide OxySure® with credit data sufficient to establish Distributor’s credit-worthiness.  The decision to offer such a credit account or to decline to establish such an account upon review of Distributor’s credit data is in the sole discretion of OxySure®.  OxySure® may periodically review Distributor’s credit worthiness and may withdraw any credit approval at any time, at OxySure’s sole discretion.

9.4
Distributor agrees to execute a UCC-1 financing statement, or similar instrument, for the purposes of indicating OxySure’s financial interest in any outstanding account.  OxySure® shall have the sole responsibility of filing such financing statement or similar instrument.

10.       Confidentiality/Non-Competition

10.1
During the term of this Agreement, Distributor and its employees may have access to OxySure’s Proprietary Information, such information, whether written or oral, being of a nature that OxySure desires to protect against unauthorized use or disclosure.  The term “Proprietary Information” shall include, but is not limited to, information relating to research, marketing, developments, inventions, product lines, design, purchasing, finances and financial affairs, accounting, merchandising, selling, engineering, employees, Customers, consultants, trade secrets, business practices, merchandise resources, supply resources, service resources, system designs, procedure manuals, or pricing relating to the Products.  The term Proprietary Information does not include any information which is:  (a) in the public domain or that enters the public domain without a breach of this Agreement; (b) known by the receiving party prior to the disclosure; or (c) disclosed by a third party unrelated to or not in breach of this Agreement, or subject to some other confidentiality agreement.

10.2
Distributor will treat all Proprietary Information as proprietary and confidential.  Distributor shall not disclose any Proprietary Information to anyone other than its own employees, directors, and consultants.  Distributor shall further use reasonable efforts to prevent any unauthorized use or disclosure, including, but not limited to, restricting access to the Information within its organization to those having a need to know and ensuring that everyone to whom it makes a disclosure complies with this Agreement by entering into an agreement that imposes a like obligation with each person to which a disclosure is made.  Distributor will not disclose any information to any party not enumerated above without obtaining prior written consent from OxySure®.

10.3
Without the prior written authorization of OxySure®, Distributor agrees that during the term of this Agreement and for a period of one (1) year thereafter, without regard to the party terminating this Agreement or the reason for termination, if any, Distributor (which includes its employees, directors, officers, and consultants) will not in the United States or in any foreign country in which OxySure® is then marketing its products or services, directly or indirectly represent any manufacturer, market or sell, control an interest in or act as an officer, director, or employee of, or consultant or adviser to, any firm, corporation, institution or entity, directly or indirectly involved in the manufacturing or distribution of any products related to the catalytic generation of oxygen, as reasonably determined by OxySure® in its discretion.

10.4
Without limiting the obligation in Section 2.14, Distributor shall comply with all privacy and security laws relevant to the sale and distribution of Products and shall ensure that each employee, director, officer, and consultant of Distributor complies with such privacy laws at all times.

10.5
Within twenty (20) days from the written request from OxySure®, Distributor will provide copies of any or all written agreements between Distributor and its employees, directors, officers, consultants, and parties to which Proprietary Information has been disclosed by the Distributor made pursuant to the objectives of Sections 10.2,  10.3, and 10.4.

10.6
Distributor, upon termination of this Agreement, shall surrender to OxySure® all Proprietary Information, (including:  training manuals, marketing updates, product literature, price lists, and product samples), whether originals, copies, English or non-English translations.

10.7
Distributor acknowledges that the OxySure® may suffer irreparable damage in the event of a breach or threatened breach of any provision of this Section 10, and that therefore, OxySure® may seek injunctive relief to prevent such breach, as well as any and all other applicable remedies at law or equity, including the recovery of damages.  This Section 10.7 controls over any conflict between this Section 10.7 and Section 18.9.

11.	OxySure Trademarks, Service Marks, and Trade Names; Intellectual Property

11.1
OxySure® grants to Distributor a non-exclusive license to use OxySure’s trademarks, trade names, and service marks only in connection with the Products and in the performance of Distributor’s obligations under this Agreement.  All such uses are subject to OxySure’s prior review and consent, which will not be unreasonably withheld or delayed, and such license may be withdrawn or revoked at any time by OxySure® at its sole discretion, either with or without cause.

11.2
All use of OxySure’s trademarks, trade names, and service marks will be in proper form, giving appropriate attribution to OxySure® as the owner of such marks.  Distributor will not undertake any use of a mark that may jeopardize OxySure’s rights to use or register such mark, or OxySure’s rights to prevent unauthorized use.

11.3
All use of OxySure® trademarks, service marks, and trade names by Distributor will inure to the benefit of OxySure®.  At no time during or after the term of this Agreement shall Distributor attempt to register any trademarks, service marks, or trade names confusingly similar to any OxySure® trademark, service mark, or trade name.  Distributor will cooperate, at OxySure’s expense, to assist OxySure® in the registration or securing of rights in such marks.  Distributor will cooperate, at OxySure’s expense, in initiating and prosecuting any legal action against any infringer of any OxySure® trademark, service mark, or trade name.

11.4
Distributor shall not, by reason of this Agreement or its provisions, acquire any interest in or right to any patent, trademark, service mark, trade names, copyright, Proprietary Information or any other form of OxySure® intellectual property, whether relating to the Products or otherwise.

11.5
Any intellectual property, and any applications or methods related to any intellectual property, developed or discovered by either party, jointly or individually, under this Agreement or relating to the Products (including, but not limited to, patentable and/or copyrighted materials) are owned by OxySure®, and Distributor hereby assigns and conveys all rights, title and interest in such intellectual property to OxySure.  At OxySure’s request, Distributor shall execute any instruments and documents necessary to confirm OxySure’s ownership of the intellectual property.

12.	Relationship Between the Parties

12.1
Distributor and OxySure® intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Each party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party.

12.2	Neither party has any authority to act for and/or to bind the other party in any way, or to represent that either is in any way responsible for the acts of the other.

13.	No Conflicts by Distributor

Distributor warrants and represents that Distributor is not subject to any contractual obligation or restraint which will interfere with Distributor’s right and ability to perform pursuant to the terms of this Agreement.

14.	Defaults; Remedies; and Termination

14.1
Either party may terminate this Agreement immediately by sending written notice if the other party becomes insolvent, or becomes the subject of any proceeding seeking relief, reorganization, or rearrangement under any laws relating to bankruptcy or insolvency, or upon any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator, or trustee of any of its property or assets, or upon the liquidation, dissolution, or winding up of its business.

14.2
OxySure® may terminate this Agreement immediately by sending written notice upon the assumption of control of Distributor by a governmental authority or other third party; the sale or transfer of the majority or all of its assets; or if there is a change of control, ownership, or management of the Distributor.

14.3	This Agreement may be terminated by the mutual agreement of OxySure® and the Distributor.

14.4
If either party breaches any commitment contained in or arising from this Agreement (excepting Sections 14.1 and 14.2) and fails to remedy the breach within thirty (30) days from the date of written demand to cure (provided, however, in the event of Distributor’s default in its obligations under Article 4, there shall be no such demand required or cure available), the breaching party shall be deemed to be in default hereunder.

(a)
On Distributor’s default, OxySure® may do any of the following, as determined in OxySure’s sole       discretion:  (i) declare any unpaid sums under this Agreement immediately due and payable; (ii) suspend further performance by OxySure®; (iii) terminate this Agreement; (iv) cancel the Distributor’s distribution rights; (v) reduce the extent of the Territory and/or Channel; and/or (vi) commence a legal proceeding, in accordance with Section 18.9, for damages and/or specific performance and/or pursue any and all other available remedies at law or in equity, all of such remedies being cumulative of each other.

(b)
In reviewing the Distributor’s performance in accordance with the Distributor’s obligations under Article 4, the parties agree that OxySure® shall not be limited to semi-annual determinations but may make a determinative evaluation of semi-annual performance based upon a two month pro rata analysis based on at least two consecutive months.

(c)
In reviewing the Distributor’s performance in accordance with the Distributor’s obligations under Sections 2.2 and 2.4 and/or Article 4, the parties agree that OxySure® shall not be limited to assessing the Distributor’s performance within the Territory and Channel as a whole.  Accordingly, OxySure® can evaluate the Distributor’s performance based on the Territory or Channel as a whole or on any definable sub-territory or sub-channel (e.g., state boundaries, county boundaries, municipal boundaries, Customer, etc.).

(d)
In reviewing Distributor’s financial condition under Section 9, the parties agree that OxySure® may monitor Distributor’s credit through a variety of sources and means, including commercial credit companies.  Accordingly, a determination of credit worthiness may be based on third-party sources instead of and/or in addition to Distributor’s accounts and payment history with OxySure®.

14.5	Intentionally omitted.

14.6	Concerning the buy back of inventory from Distributor by OxySure upon a termination:

(a)	If this Agreement is terminated for any reason, OxySure® shall have the sole option, but not the obligation, to purchase any or all inventory of OxySure’s Products then held by Distributor.

(b)
 For Section 14.6(a), the price of the Product being bought back will be the net price paid by the Distributor, less a reasonable discount equal to 1/12th of the net price of the Product for each month during which such Product has been held by Distributor.

(c)
Section 14.6(b) does not encompass those Products which are discontinued or demonstration Products nor those Products determined, in OxySure’s sole discretion (including, at OxySure’s option and expense, an on-site inspection), to be damaged, non-sterile, expired, used or not in good condition.  Such Products may be repurchased by OxySure® (in its sole discretion) for a discounted price mutually agreed upon by the parties.

14.7
Termination of this Agreement terminates all further rights and obligations of OxySure® and Distributor hereunder other than the following obligations and sectional provisions, all of which shall survive any termination of this Agreement:

(a)	Neither OxySure® nor Distributor shall be relieved of their respective obligations to pay any money due the other party; and

(b)
Sections:  7 (Limited Warranty), 8 (Reports and Audits), 10 (Confidentiality/Non-Competition), 14 (Defaults; Remedies; and Termination); 15 (Indemnity and Insurance), 16 (Limitation of Liability), 17 (Intellectual Property Indemnification), 18.7 (Governing Law), and 18.9 (Negotiation, Mediation and Arbitration).

14.8
On termination of this Agreement for whatever cause, Distributor will immediately (a) cease to engage in marketing and distribution activities as an OxySure® distributor, and (b) cease representing in any manner that it is a distributor of OxySure® Products, including the immediate termination of all use of OxySure® trademarks, service marks, or trade names.  Notwithstanding Distributor agrees that if OxySure® so requests after the termination of this Agreement, Distributor shall pay for and distribute orders for Products which OxySure® received and accepted during the term of this Agreement.

15.	Indemnity and Insurance

15.1
Distributor agrees to indemnify and hold OxySure® harmless from any and all claims, demands, costs, liabilities and responsibilities, regardless of the claimant or his place of filing a claim, to the extent such result from or are associated with Distributor’s alleged negligent or intentional acts or omissions, any default by Distributor under this Agreement, or the provision of any warranty or guarantee of the Products given by the Distributor.

15.2	Distributor will maintain product liability insurance or the like for those claims enumerated in Section 15.1.

15.3	Distributor shall maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by law.

15.4
OxySure® agrees to indemnify and hold Distributor harmless from any and all third party claims and demands to the extent they result from defective Products provided by OxySure® to Distributor or the provision of any express warranty or guarantee of the Products prepared and provided by OxySure® to a Customer.  Distributor shall promptly notify OxySure® of any such claim and demand, shall provide reasonable assistance to OxySure in the defense of such claims and demands, and shall give OxySure® full authority to defend, settle or resolve the claims or demands on behalf of Distributor.

16.	Limitation of Liability

In no event shall OxySure® be liable to Distributor for any indirect, punitive, consequential, special, incidental or loss of profit damages.

17.	Intellectual Property Indemnification

17.1
Distributor agrees that OxySure® has the right to, and OxySure® agrees that it will, at its sole cost and expense, defend or at its option, settle any claim, suit, proceeding, or other action brought against Distributor or its Customers for infringement of any United States copyright, trademark, or other United States intellectual property right related to the Products or their use, subject to the limitations set forth in Sections 17.2 and 17.3.  OxySure® shall have sole control of any such proceeding or settlement negotiations in order to be held liable.  OxySure® will not be liable for any costs, settlements or expenses incurred without its prior written authorization.  OxySure® will pay any final judgment entered against Distributor or its Customers based on such infringement provided OxySure® had sole and complete control of the proceeding.

17.2
OxySure® will be relieved of its obligations under Section 17.1 unless Distributor or its Customers notify OxySure®, in writing, of such action, within three (3) days of its receipt of notice of same and gives OxySure® full information and assistance to settle and/or defend any such action.  If relieved of its obligation under Section 17.1, OxySure® may assume such obligation upon written notice to the Distributor.

17.3	OxySure® assumes no liability for, and Distributor agrees to indemnify and hold OxySure® harmless to the same extent as that indemnification identified in Section 17.1, for:

(a)	any infringements covering completed equipment or any assembly, combination, or method in which any of the Products may be used, but not covering such Products standing alone; or

(b)	any trademark infringement involving any marketing or branding not applied by OxySure® or involving any marking or branding applied at the request of Distributor; or

(c)	any modification of the Products unless such modification was made by OxySure®.

18.	General Provisions

18.1
Entire Agreement.  This Agreement, which includes the Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions between them whether written or oral.  The following Exhibits are attached hereto and made a part hereof for all purposes:

Exhibit Letter	Name of Exhibit
A B C D E F G H	Description of Products Description of Territory and Channel Minimum Net Sales Payment Terms Return Goods Policy Limited Product Warranty Pricing & Discount Schedule Internet Distribution Attachment

18.2	Assignment. Distributor may not assign or transfer its right under this Agreement without the prior written consent of OxySure®.

18.3
Modifications and Waiver.  This Agreement may be modified only in writing, signed within the authority granted by each party, and shall not be modified, varied, superseded or construed in a particular manner due to any course of conduct, trade usage, custom or dealing or any statute or common law.  It is expressly agreed and understood that the waiver by a party of its rights, or any portion of its rights, under this Agreement in any particular instance or instances, whether intentional or otherwise, shall not be construed as a continuing waiver which would prevent the subsequent enforcement of such rights, or as a waiver of any other rights hereunder.

18.4	Headings. The headings of this Agreement are for convenience of reference only, and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

18.5
Notices.  All notices under this Agreement shall be deemed sufficient if sent by certified or registered mail (postage prepaid) with return receipt requested, overnight or air courier, facsimile, telex, or cable to the party, at the addresses identified herein, to whom such notice is required or permitted to be given.  Any such notice shall be deemed to have been received on the next business day after transmission by facsimile, telex, cable or overnight or air courier, and on the third business day after transmission by certified or registered U.S. mail, return receipt requested.

18.6
Severability.  Whenever possible, each provision of the Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement should be prohibited or invalid, in whole or in part, under applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.7
Governing Law.  This Agreement is governed by the substantive laws of the State of Texas, U.S.A.  Any actions related to this Agreement must be brought in the courts located in Dallas County, State of Texas.

18.8
Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement

18.9
Negotiation, Mediation, and Arbitration.  The parties will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Agreement promptly by negotiations between or among the parties. If any party reaches the conclusion that the controversy or dispute cannot be resolved by unassisted negotiations, such party may notify the American Arbitration Association (“AAA”), 140 West 51st Street, New York, New York 10020 [telephone (212) 484-3266; fax (212) 307-4387]. AAA will promptly designate a mediator who is independent and impartial, and AAA’s decision about the identity of the mediator will be final and binding. The parties agree to conduct mediated negotiations in Dallas, Texas, within thirty (30) days after the notice of mediation is sent. If the dispute is not resolved by negotiation or mediation within thirty (30) days after the first notice to AAA is sent, then, upon notice by any party to the other affected parties and to AAA, the controversy or dispute shall be submitted to a sole arbitrator who is independent and impartial, selected in accordance with the rules of the AAA, for binding arbitration in Dallas, Texas, in accordance with AAA’s Commercial Arbitration Rules.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 (or by the same principles enunciated by such Act in the event it may not be technically applicable).

The parties agree that they will faithfully observe this Agreement and will abide by and perform any award rendered by the arbitrator. The award or judgment of the arbitrator shall be final and binding on all parties. No litigation or other proceeding may be instituted in any court for the purpose of adjudicating, interpreting or enforcing any of the rights or obligations relating to the subject matter hereof, whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach or determination of the validity of this Agreement, or for the purpose of appealing any decision of an arbitrator, except a proceeding instituted for the sole purpose of having the award or judgment of an arbitrator entered and enforced or for the sole purpose of seeking a temporary restraining order or temporary or permanent injunction (provided, that any damages or costs issues shall not be decided by any court hearing such petition but shall be adjudicated in accordance with the mediation and arbitration procedures set forth herein).  If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith.

The Agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts.  Section 10.7 controls over any conflict between Section 10.7 and this Section 18.9.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives or officers, effective as of the day and year indicated above.

DISTRIBUTOR:	OxySure® Systems, Inc.:

Name: Mr. P. M. Nyewe	OxySure® Systems, Inc..
Company: Afritex Medical Products (Pty) Ltd.	10880 John W. Elliott Drive, Suite 600
Address c/o Nolands, Noland House, Liesbeeck	Frisco, Texas, 75034 USA
Parkway, Mowbray 7700 South Africa	PH: 972-294-6450
PH: (01127) 082-552-5874	FAX: 972-294-6501
FAX: (01186) 504-2171	EMAIL: info@oxysure.com
EMAIL: Mphathi@iafrica.com
By: /s/ PM Nyewe	By: /s/ Julian T. Ross
Title: Director	Title: CEO

Date: March 26, 2010	Date: March 26, 2010

EXHIBIT A
Products

The Products shall be defined as all OxySure® products and accessories for such products, including (but not limited to)

Part Number	Description
615-00	Model 615 Portable Emergency Oxygen Unit, complete system
615-01	Model 615 Replaceable Cartridge w/Mask
615-02	Replacement Adult Mask
615-03	Replacement Pediatric Mask
615-04	Display Cabinet with Alarm and Emergency Oxygen marking
615-05	Custom (Emergency Oxygen) Wall-mounted Display Cabinet w/Alarm
615-07	OxySure Wall Sign
615-09	OxySure Thermal Bag
615-10	Resuscitator Bag, Adult
615-11	Resuscitator Bag, Pediatric
615-12	Pulse Oximeter – Standard
615-13	Pulse Oximeter – Premium

EXHIBIT B
Territory and Channel

1.   The Territory is defined as (check all that apply):

☐	The following areas within the United States:

__________________________________________

________________________________________

________________________________________

☐☒	The following countries (requires Attachment B-1, International Terms, to be attached):

_________All members of the Southern African Development Community:_________________

_________________South Africa, Angola, Botswana, Democratic Republic of Congo, Lesotho, Madagascar, Malawi, Mauritius, Mozambique, Namibia, Seychelles, Swaziland, Tanzania, Zambia, Zimbabwe______________________________

If the Territory includes any country other than the United States, Distributor hereby consents to and is bound by the terms of Attachment B-1, International Terms.

2.    The Channel is defined as:

All non-retail and retail channels.

ATTACHMENT B-1

International Terms

If the Territory includes any country other than the United States, then this Attachment B-1 will be incorporated into and made part of the Distribution Agreement between OxySure® and Distributor.  All capitalized terms not defined in this Attachment have the definitions set forth in the Distribution Agreement

1.           Distributor shall be responsible for translating at its expense all marketing and promotional materials provided by OxySure®, including any manuals, into the language or languages used in the Territory.  Distributor shall promptly deliver to OxySure® a copy of such translation in the formats reasonably requested by OxySure®.  Such translations will be deemed a “work for hire” as such term is used in United States copyright law, and OxySure® will be considered the author and owner of all rights in and to such translation.  To the extent the translation is not a work for hire, Distributor hereby assigns to OxySure®, and agrees that OxySure® will have, all ownership rights in the manuals and translations created or provided by Distributor.  Distributor shall provide all documentation (including written assignments) reasonably requested by OxySure® to confirm its ownership of the manuals and translations.  Distributor shall make such changes to the marketing and promotional materials as are required to comply with the law of the countries, or political subdivisions in the Territory, but only with the prior approval of OxySure®.  Ownership of all marketing and promotional materials remain with OxySure®.

2.           OxySure® shall use commercially reasonable efforts to ship Products sold hereunder within the period and by a carrier designated in each accepted purchase order, and FOB the relevant OxySure® facility determined by OxySure®.  Distributor shall be responsible for obtaining all licenses required to import Products into the Territory.  OxySure® shall be responsible for obtaining all licenses required to export products from the United States.  All freight, transportation, rigging, crating, packing, drayage, insurance, and handling charges, as well as any other expenses that are not specifically allocated to OxySure® in this Attachment B-1, will be paid by Distributor.  Title, possession and risk of loss shall pass to Distributor upon delivery of the Products by OxySure to the designated carrier or freight forwarder.

3.           OxySure® and Distributor agree that if it is required by applicable law, this Agreement shall be approved by and/or registered with the appropriate governmental authorities.  The rights and obligations of OxySure® and Distributor under this Agreement are subject to any such government approval, registration or recordation, including import and export certificates (“Approvals”).  Distributor is responsible and shall bear the cost for promptly obtaining and maintaining any such Approvals from requisite government agencies in the Territory for Distributor and OxySure® to advertise, market, sell, distribute, license, and support the Products in the Territory.  To the extent additional Approvals are required for new or existing OxySure® Products, or to the extent countries other than those set forth in the Territory are now or hereafter included in the Territory, then Distributor shall bear the sole cost and responsibility for promptly obtaining such Approvals, including compliance with all local content requirements, effective as of the date of this Agreement, or as such requirements may subsequently be modified.  All costs of compliance, and whatever actions may be required (whether legal, manufacturing, assembly or otherwise) shall be the sole financial responsibility and obligation of Distributor.  To the extent any governmental approval would require OxySure® to change or modify its Products, OxySure® shall have no obligation to do so, and may at its discretion terminate this Agreement with Distributor with no further obligation hereunder, in order to avoid the threat of non-compliance with governmental regulations.  Distributor agrees that it shall not submit any information to governmental authorities with respect to this Agreement without the prior written approval of OxySure®; provided however, that the foregoing shall not apply in the event that formal or informal proceedings are instituted against Distributor or in the event that a dispute between OxySure and Distributor is submitted to any tribunal having jurisdiction over such matters.

4.           Distributor shall provide OxySure® with evidence of all government permits, certificates or approvals.  Distributor shall provide to OxySure promptly upon its request such evidence as OxySure® shall require, including, but not limited to, an opinion of counsel of the Territory (which counsel must be approved by OxySure® in its sole discretion although the costs of such opinion shall be borne by Distributor), of compliance by Distributor with the applicable import regulations of jurisdictions within the Territory or any other applicable jurisdiction, including those governing the filing of proper import documentation and the payment of all duties and fees of any nature whatsoever required for such import.

5.           Distributor shall comply with, and Distributor shall require its Customers to comply with, the United States Export Administration Act, the United States Anti-Boycott provisions and the United States Foreign Corrupt Practices Act (“FCPA”), as well as all applicable statutes, rules and regulations in the United States and the Territory, as the same may be amended from time to time.  Distributor represents and warrants to OxySure® that it is familiar with the terms and provisions of the FCPA and the purposes of the FCPA.  Distributor further represents and warrants that (a) except as otherwise disclosed in writing to OxySure® prior to execution of this Agreement, neither it nor any of its owners, staff members or Affiliates are officials, officers or representatives of any government or candidate for political office, and (b) that no part of the proceeds from sales of the Products will be used by it for any purpose or to take any action which will constitute a violation of any law of any government in the Territory or any part thereof or the United States, including the FCPA.

6.           This Agreement is an international transaction for the sale of goods in which the specification of United States Dollars and payment in Frisco, Texas is of the essence and United States Dollars shall be the currency of account in all events.   The payment obligations of distributor shall not be discharged by an amount paid by Distributor in another currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion  to United States Dollars and transferred to Frisco, Texas under normal banking procedures does not yield the amount of United States Dollars in Frisco, Texas due hereunder.  If any payment by Distributor, whether pursuant to a judgment or otherwise, upon conversion and transfer does not result in payment of such amount of United States Dollars due hereunder in Frisco, Texas, Distributor shall compensate OxySure for the additional amount necessary to yield the amount due and owing to OxySure®.

7.           Distributor agrees specifically that it will not directly or indirectly export or re-export the Products or any technical data or service that is the direct product of the Products to any country outside the Territory without the written permission of OxySure®.

8.           The parties expressly agree that the International Convention for the Sale of Goods will not apply to this Agreement.

9.           The parties agree to mutually cooperate, one with the other, in notifying the other parties of any laws or of any changes in their respective domestic laws or laws of the Territory which might impact on any purchase orders, this Agreement or its exhibits, including but not limited to export/import controls, currency restrictions, competition requirements, and technology/licensing transfers.

10.          This Agreement (including any exhibits or attachments hereto) shall be executed in English only.  If any dispute or question of interpretation concerning this Agreement or any other materials related to this Agreement arises, the provisions of the English language version shall control.

DISTRIBUTOR:	OxySure® Systems, Inc.:

By: /s/ P.M. Nyewe	By: /s/ Julian T. Ross
Title: Director	Tetle: CEO

Date: March 26, 2010	Date: March 26, 2010

EXHIBIT C
Minimum Net Purchases

Distributor shall purchase a minimum of 3 000 (three thousand) units of Model 615 (SKU 615-00) OR an equivalent of USD 480 000 in Products per annum (Quota).

Initial Purchase Order: Distributor shall submit the Initial Purchase Order (as defined in Section 4 herein) for at least 600 Units of Model 615 (SKU 615-00) OR the equivalent of USD 145,000 in Products.

EXHIBIT D
Payment Terms

Cash in Advance.

EXHIBIT E
THE FOLLOWING POLICY AND PROCEDURE ARE APPLICABLE TO THOSE PRODUCTS TO WHICH A LIMITED WARRANTY DOES NOT APPLY, THE PROVISIONS HEREINBELOW ARE TO BE CONSTRUED IN A MANNER CONSISTENT WITH THE TERMS AND CONDITIONS OF THE AGREEMENT AND DO NOT REPRESENT ADDITIONAL WARRANTIES, GUARANTIES OR REPRESENTATIONS:

1.	Before any product may be returned, a Return Materials Authorization number (RMA#) must be secured. RMA#’s can only be issued by OxySure’s Customer Service.

To assist in the return process, the Customer/Distributor is required to provide Customer Service the following information:

(a) OxySure Product Code and Lot Number
(b) Quantity Customer/Distributor Wishes to Return
(c) Order Number Associated with the Products
(d) OxySure’s Original Invoice Number
(e) Reasons for Return

2.	All Products returned shall be shipped to OxySure, freight prepaid, unless the return is due to OxySure® error. On all international returns, OxySure® will specify the method of shipment.

3.	Items eligible for full credit:
(a)  Products shipped in error.
(b)  Products ordered in error, if authorized for return within thirty (30) days of receipt.
(c)  Defective Products due to OxySure® workmanship.

4.	Items not eligible for return:
(a)	Custom products or products sold on a “No-return” basis.
(b)	Goods held over ninety (90) days from the original Invoice Date.
(c)	Partial cases or quantities less than minimum order quantity.
(d)	Products unsalable due to re-design, preprocessing, revision, or obsolescence.
(e)	Demonstration products.
(f)	Products no longer in their original packaging, used, or damaged through no fault of OxySure®.

5.	A 20% Restocking Fee will be assessed on all returns authorized over (thirty (30) days after the original Invoice Date.

EXHIBIT F
Limited Product Warranty

Refer to the Product literature packaged with each Product, such being incorporated by reference herein, for any applicable Customer limited warranty.

EXHIBIT G
Pricing & Discount Schedule

MSRP	Volume Range Min	Volume Range Max	Unit Price, Authorized
	#Units	#Units	Distributors Only

Model 615, Base Systems (SKU 615-00)1:

$349.00	1	+	$160.00

Model 615, Cartridges (SKU 615-01)1:

$149.00	1	+	$72.00

Model 615, Mask/Tray (SKU 615-03):

$25.00	1	499	$10.00

Model 615, Pediatric Mask/Tray (SKU 615-04):

$27.50	1	499	$10.50

Custom (Emergency Oxygen) Wall-mounted Display Cabinet (SKU 615-05):

$349.00	1	50	$139.40

OxySure Wall Sign (SKU 615-07):

$18.95	1	+	$8.00

OxySure Thermal Bag (SKU 615-09):

$89.00	1	+	$42.00

Resuscitator Bag, Adult (SKU 615-10):

$36.00	1	+	$15.00

Resuscitator Bag, Pediatric (SKU 615-11):

$38.00	1	+	$15.00

Pulse Oximeter – Standard (SKU 615-12):

$99.00	Min order qty=12	+	$50.00

Pulse Oximeter – Premium (SKU 615-13):

$129.00	Min order qty=12	+	$55.00

Notes: (1) Cartridges come with standard Adult masks.

Volume refers to purchase order volume. All Prices are FOB Frisco.

EXHIBIT H
Internet Distribution Attachment

To be effective, this Internet Distribution Attachment must be signed by both OXYSURE® SYSTEMS, INC. (“OxySure” or “OxySure®”), and  (the “Distributor”).  Once effective, this Exhibit H will be incorporated into and made part of the Distribution Agreement between OxySure® and Distributor.  All capitalized terms not defined in this Attachment have the definitions set forth in the Distribution Agreement.

1.           Effective Date.  This Internet Distribution Attachment is effective as of _____________________________.

2.           Internet Promotion and Distribution.  This Internet Distribution Attachment governs all promotion, sale, advertising, marketing and other offers made via electronic means, including via the Internet.  Internet promotions includes the following: (a) offering or displaying the Product through any online channel, including but not limited to via the Web (HTTP), RSS, FTP, or other method, (b) email offers to multiple individuals or companies, (c) promotions and advertising embedded or appearing in software products, (d) promotions and advertising embedded in or associated with streaming or downloadable media, including audio and video media, and (e) any other methods or means similar or related to those currently available via the Internet.

3.           Distributor’s Promotion.  Distributor intends to promote, sell, advertise, market and otherwise offer the Products through the following websites and methods:

Distributor and OxySure® may add additional websites and methods by mutual written agreement. Distributor shall be solely responsible for all costs and charges associated with its Internet promotion, including all server and bandwidth charges.

4.           Territory.  Distributor shall implement technological and other measures to ensure that Products are not (a) promoted outside of the Territory, or (b) shipped outside of the Territory.  Such measures may include page access denial for IP addresses outside the Territory, a prominent disclaimer on the Product page stating that Products will not be shipped outside the Territory, and canceling orders to be shipped to addresses outside the Territory.

5.           Pricing.  To the extent the pricing offered by Distributor through an Internet promotion is lower than the Manufacturer Suggested Retail Price, Distributor shall ensure that (a) the price may be viewed only by users on Distributor’s website that have logged in using a valid username and password, and (b) the price is not distributed via email, except in response to a valid inquiry requesting the price.

6.           Photos and Graphics.  Any Product photos or graphics used in an Internet promotion must accurately depict the Product, and must clearly display all trademarks that actually appear on the Product.  Distributor may use Product photos provided by OxySure®, so long as such photos are not altered in any manner and all copyright notices appearing on the photo remain intact.

7.           Manuals and Documentation.  Distributor may not post any photos, scans or other versions of Product manuals or other documentation related to the Products without the prior written consent of OxySure®.

8.           Product Reviews.  Distributor may allow Customers to post reviews of the Product, provided that Distributor will remove any Product review that OxySure reasonably believes is false, misleading, or not supported by verifiable evidence.

IN WITNESS WHEREOF, the parties hereto have caused this Internet Distribution Attachment to be executed by their respective authorized representatives or officers, effective as of the day and year indicated above.

DISTRIBUTOR:	OxySure® Systems, Inc.:

By: /s/ P.M. Nyewe	By: /s/ Julian T. Ross
Title: Director	Title: CEO

Date: March 26, 2010____________	Date: March 26, 2010______________________